Exhibit 99.1

PROTECTION ONE ANNOUNCES FIRST QUARTER 2006 RESULTS

Company increases retail RMR additions, notes improved retail attrition

Company to conduct conference call to review results today at 10 a.m. Eastern Time

LAWRENCE, Kan., May 12, 2006 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the first quarter ended March 31, 2006.

Richard Ginsburg, Protection One’s President and CEO, commented, “In the first quarter of this year, we began work on our add-on financing, which we recently completed. I am especially pleased that this financing effort has allowed us to return substantial value to our shareholders, culminating with the payment of a one-time dividend today. At the same time, while we were devoting significant corporate resources to our successful financing, our field team kept our operating momentum strong with continued solid performance. On the retail side, we increased recurring monthly revenue (“RMR”) additions by 14.0% over additions in the first quarter of 2005. We also delivered particularly good retail attrition of 11.6% gross and 9.4% adjusted for move-in accounts compared to 12.3% gross and 10.0% annualized first quarter adjusted for move-in accounts one year ago. Although attrition in the first quarter typically is better than in our other quarters, the more than half point improvement in 2006 annualized first quarter attrition compared to last year’s results in the same period is noteworthy.”

First Quarter 2006 Results

The Company recorded monitoring and related services revenues of $61.5 million in the first quarter of 2006. The Company realized monitoring and related services revenues of $26.5 million in the 39-day period commencing January 1, 2005, and ending with and including February 8, 2005 (the “pre-

push down period”), and $35.1 million in the 51-day period beginning after that date and ending on March 31, 2005, utilizing a new basis of accounting (the “post-push down period”) (see “Push-Down Accounting” below for an explanation of why the Company adopted push-down accounting and a description of the impact of push-down accounting on the Company’s financial statements). These revenues, which were not affected by the push-down accounting adjustments, were essentially unchanged from 2005 to 2006 reflecting the Company’s progress in stabilizing recurring revenues.

Total revenues were $66.7 million in the first quarter of 2006. In the pre- and post-push down periods of 2005, total revenues were $28.5 million and $36.9 million, respectively.

Net loss in the first quarter of 2006 was $(2.5) million, or $(0.14) per share. In the pre- and post-push down periods, net loss was $(11.4) million, or $(5.80) per share, and $(3.2) million, or $(0.18) per share, respectively. The per share calculation for the pre-push-down period has been adjusted to give retroactive effect to the previously reported one-share-for-fifty shares reverse stock split completed in February 2005.

The weighted average number of shares outstanding in the first quarter of 2006, the post-push-down period, and the pre-push-down period were 18,212,887, 18,198,571, and 1,965,653, respectively. The last amount has been adjusted to give retroactive effect to the previously reported one-share-for-fifty shares reverse stock split completed in February 2005.

Recurring Monthly Revenue

Recurring monthly revenue (RMR) as of March 31, 2006, was $19.9 million, unchanged from March 31, 2005. In the first quarter of 2006, the Company’s Protection One Monitoring reporting unit added approximately $0.5 million of retail RMR through internal sales efforts, 14.0% more than it added in the first quarter of 2005. That same reporting unit reduced RMR losses by 3.7% in the first quarter of 2006 compared to the year earlier period. See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems) and Hurricane Katrina reactivations, the annualized first quarter 2006 gross customer attrition rate for the Protection One Monitoring reporting unit decreased to 11.6% from 12.3% during the first quarter of 2005.  Calculated on a trailing 12 months basis ending March 31, the gross customer attrition rate decreased to 12.6% in 2006 from 12.7% in 2005, excluding losses from Hurricane Katrina.

Including the benefit of move-in accounts, the annualized first quarter 2006 net customer attrition rate for the Protection One Monitoring reporting unit decreased to 9.4% from 10.0% during the first quarter of 2005, excluding Hurricane Katrina reactivations.  Calculated on a trailing 12 months basis ending March 31, the net customer attrition was 10.2% in 2006 and in 2005, excluding losses from Hurricane Katrina.

For the Company’s Network Multifamily reporting unit, the annualized first quarter 2006 customer attrition rate increased to 7.4% from 5.1% during the first quarter of 2005.  On a trailing 12 months basis ending March 31, the customer attrition rate was 6.5% in 2006 compared to 6.1% in 2005, excluding losses from Hurricane Katrina.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the first quarter of 2006 was $20.8 million. Adjusted EBITDA in the pre- and post-push down periods in 2005 was $9.0 million and $12.4 million, respectively. Adjusted EBITDA in 2006 compared to 2005, which was not affected by the push-down accounting adjustments, was negatively affected by expansion of retail sales efforts. See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

The Company’s total debt outstanding, excluding debt discounts, as of March 31, 2006, was $344.8 million, compared to $344.2 million as of December 31, 2005, reflecting the commencement of vehicle lease financing offset by one quarterly principal payment on the senior secured credit facility. The Company had $233.2 million outstanding under its senior secured credit facility as of March 31, 2006.

The Company’s cash and equivalents as of March 31, 2006, were $25.6 million compared to $19.9 million at December 31, 2005.

On April 26, 2006, as previously reported, the Company increased the aggregate principal amount outstanding under its senior secured credit facility by $66.8 million to $300.0 million and announced its intention to use the incremental proceeds from the amended credit facility, together with a portion of its excess cash, to pay a one-time cash dividend to all of its common stockholders, and to make corresponding payments to employees who are option holders. The total amount of the distribution is $75.0 million. The dividend will be paid on May 12, 2006, to stockholders of record as of May 8, 2006.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million, in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push-down accounting adjustments described above, some results in 2006 may not be comparable to results achieved in 2005. Therefore, the income statement presentation of the Company’s results for the three months ended March 31, 2005, accompanying this release and to be included in the Company’s Form 10-Q for the quarterly period ended March 31, 2006 (and in subsequent filings), separates the Company’s results into two periods: (1) the 39-day period commencing January 1, 2005, and ending on and including February 8, 2005, upon consummation of the debt-for-equity exchange, and (2) the 51-day period beginning after that date and ending on March 31, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry. Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, employee retention or sale-related expenses. Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2006	2005
	Quarter Ended March 31,	February 9 through March 31	January 1 through February 8
Loss before income taxes	$(2,415)	$(3,206)	$(11,370)
Plus:
Interest expense	7,959	6,905	4,544
Amortization of intangibles and depreciation expense	11,085	7,476	6,638
Amortization of deferred costs in excess of amortization of deferred revenues	3,531	878	2,837
Amortization of stock compensation costs	528	—	—
Reorganization costs (a)	—	—	6,374
Corporate consolidation costs (b)	20	—	—
Less:
Other expense (income)	46	306	(15)
Adjusted EBITDA	$20,754	$12,359	$9,008

(a)             Reorganization costs for 2005 include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.

(b)            Corporate consolidation costs relate to the consolidation of management and other corporate functions of our Network Multifamily segment and include severance payments and accrued expenses relating to retention agreements.

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams. Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Quarter ended March 31,	Feb. 9, through March 31,
	2006	2005
	(dollar amounts in millions)
Recurring Monthly Revenue at March 31	$19.9	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.5	0.2
Other revenues(a)	2.1	1.2
Revenues (GAAP basis):
March	22.5	21.3
January — February, 2006	44.2	—
February 9 — February 28, 2005	—	15.6
Total period revenue	$66.7	$36.9

(a)             Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. Eastern Time to review these results. The call may be accessed by dialing (800) 289-0494 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 6404708.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until May 26, 2006. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 6404708.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States. Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers. For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals. Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition. See our Annual Report on Form 10-K and Form 10K/A for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which we expect will be filed with the SEC on May 15, 2006, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One and Subsidiaries

Summary Income Statement

(Amounts in thousands, except per share amounts)

(Unaudited)

	2006	2005
	January 1 - March 31	February 9 - March 31	January 1 - February 8
Revenues:
Monitoring & related services	$61,493	$35,123	$26,455
Other	5,183	1,788	2,088
Total revenue	66,676	36,911	28,543

Cost of revenues:
Monitoring & related services	17,396	9,928	7,400
Other	6,462	2,425	3,314
Total cost of revenues	23,858	12,353	10,714

Selling expenses	9,566	3,796	3,989
General & administrative	16,557	9,281	8,104
Change in control and debt restructuring costs	—	—	5,939
Corporate consolidation costs	20	—	—
Amortization of intangibles and depreciation expense	11,085	7,476	6,638
Total operating expenses	37,228	20,553	24,670

Operating income (loss)	5,590	4,005	(6,841)

Other income/(expense)
Interest expense, net	(7,959)	(6,905)	(4,544)
Other	(46)	(306)	15
Loss before income taxes	(2,415)	(3,206)	(11,370)
Income tax expense	(92)	(36)	(35)

Net loss	$(2,507)	$(3,242)	$(11,405)

Net loss per common share	$(0.14)	$(0.18)	$(5.80)

Other Data:

Weighted average common shares outstanding	18,213	18,199	1,966

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

(Amounts in thousands, except per share amounts)

(Unaudited)

	March 31, 2006	December 31, 2005
Balance Sheet Data:

ASSETS
Current assets	$62,838	$60,586
Restricted cash	1,607	1,597
Property and equipment, net	21,762	21,553
Customer accounts, net	224,743	232,875
Goodwill	12,160	12,160
Tradename	25,812	25,812
Deferred customer acquisition costs	81,099	73,198
Other assets	9,050	8,521
	$439,071	$436,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$62,728	$65,653
Long term debt, net of current portion	322,929	321,293
Deferred customer acquisition revenue	45,784	39,873
Other liabilities	1,307	1,416
Total liabilities	432,748	428,235

Stockholders’ equity	6,323	8,067
	$439,071	$436,302

	2006	2005
	January 1 - March 31	February 9 - March 31	January 1 - February 8
Cash Flow Data:

Net cash provided by (used in) operating activities	$13,684	$(4,940)	$3,710

Net cash used in investing activities	$(7,368)	$(2,932)	$(2,473)

Net cash used in financing activities	$(589)	$(32,840)	$—